Exhibit 10.3

Charles F. Dunleavy

December 11, 2013

Ocean Power Technologies, Inc.

1590 Reed Road

Pennington, NJ 08534

Attn: Terence J. Cryan, Chairman of Compensation Committee

Re:     Temporary Executive Salary Reduction

Dear Terry:

This letter confirms our discussion regarding our agreement to have my base salary compensation temporarily reduced in order to help reduce the monthly cash expenditures of Ocean Power Technologies, Inc. (the “Company”) as we collectively work toward achieving improved cash flow. This letter outlines our agreement with respect to the foregoing, and amends the Amended and Restated Employment Agreement dated April 8, 2009 between myself and the Company (the “Employment Agreement”) and supersedes the letter agreement of July 11, 2013.

1.     The period of temporary salary reduction shall commence on January 1, 2014 and shall continue in effect until July 31, 2014 (the “Temporary Salary Reduction Period”).

2.     During the Temporary Salary Reduction Period, my annualized base salary shall be reduced from $425,000 to $375,000 (the “Temporary Salary”), and such Temporary Salary will be payable in accordance with the Company’s normal payroll procedures. At the end of the Temporary Salary Reduction Period, my annualized base salary shall return to $425,000, subject to further increases or decreases as may be made from time to time in accordance with the terms of the Employment Agreement.

3.     In consideration for my agreement to accept the Temporary Salary during the Temporary Salary Reduction Period, the Company is agreeing to issue me incentive stock options (“Options”) or shares of restricted stock (“Restricted Stock”) under the Company’s 2006 Stock Incentive Plan (the “Plan”) equal in value to the aggregate reduction in my base salary during the Temporary Salary Reduction Period. Such grants of Options or shares of Restricted Stock shall be made on the last day of each calendar quarter during the Temporary Salary Reduction Period (or, if the Temporary Salary Reduction Period ends during a calendar quarter, on the last day of the Temporary Salary Reduction Period) at the then fair market value of the Company’s Common Stock as required under the Plan. The number of shares underlying such Options or the number of shares of Restricted Stock shall be determined on the date of grant and shall have an aggregate value (based on the Company’s customary valuation methodology) equal to the aggregate reduction in base salary during such calendar quarter. Such Options or shares of Restricted Stock shall be fully vested on the date of grant (and will otherwise contain customary terms for such a grant), and I will notify the Company at least 5 business days prior to the end of such calendar quarter whether I am electing to receive Options or shares of Restricted Stock as consideration for such calendar quarter.

Exhibit 10.3

4.     If for any reason my employment with the Company is terminated during the Temporary Salary Reduction Period, my base salary on the date of termination shall be deemed to be equal to $425,000 for purposes of any severance or other benefits that I may be entitled to under the Employment Agreement based on such termination.

The foregoing reflects the only amendments to my Employment Agreement. Except as specifically amended hereby, the Employment Agreement shall continue in full force and effect.

Please confirm your acknowledgement and agreement with the foregoing matters by executing this letter agreement in the space set forth below.

Sincerely,

/s/ Charles F. Dunleavy
_________________________________ Charles F. Dunleavy

ACKNOWLEDGED AND AGREED:

Ocean Power Technologies, Inc.
/s/ Terence J. Cryan
_________________________________ By: Terence J. Cryan
Its: Chairman - Compensation Committee